As filed with the U.S. Securities and Exchange Commission on March 17, 2021

Registration No. 333-254183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8093	83-0784691
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Ervin

Chief Executive Officer

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	9,265,404 shares	(2)	$2.11 per share	$19,550,002.44	$2,132.91

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 1,208,531 shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(3)	The registration filing fee has previously been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion - Dated March 17, 2021

PRELIMINARY PROSPECTUS

8,056,873 Shares

Common Stock

We are offering 8,056,873 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol IMAC. On March 16, 2021, the closing price of our common stock was $2.11 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus, the documents incorporated by reference herein and future filings.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 12 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus before you invest.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions (1)	$		$
Proceeds, before offering expenses, to us (2)	$		$

(1)	Please see the section of this prospectus entitled “Underwriting” for additional information regarding underwriter compensation.

(2)	We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $200,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 808,531 shares of our common stock from us and 400,000 shares of common stock from our co-founder and chief operating officer as a selling stockholder to cover over-allotments, at the public offering price, less, in each case, the underwriting discount. The shares issuable upon exercise of the over-allotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about March           , 2021.

KINGSWOOD CAPITAL MARKETS

division of Benchmark Investments, Inc.

The date of this prospectus is                 , 2021

TABLE OF CONTENTS

Prospectus

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About this Prospectus

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference into, this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Underwriting” for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus and in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the section “Risk Factors,” and our financial statements and the related notes thereto, in each case included in this prospectus or incorporated by reference into this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information.”

Unless the context requires otherwise, the words “we,” “us,” “our,” “our company” and “IMAC” refer collectively to IMAC Holdings, Inc., a Delaware corporation, and its subsidiaries.

Our Company

Company Overview

We are a growing chain of Innovative Medical Advancements and Care (IMAC) Regeneration Centers, combining life science advancements with traditional medical care for movement-restricting diseases and conditions. Our mix of medical and physical procedures is designed to improve patient experiences and outcomes and reduce healthcare costs as compared to other available treatment options. We own, manage or sublease 16 outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. Our treatments are performed by licensed medical practitioners through our regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of our patients. We do not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. Our employees focus on providing exceptional customer service to give our patients a memorable and caring experience. We believe that we have priced our treatments to be affordable by 95% of the population and are well positioned in the expanding regenerative medical sector.

Our licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 16% of our revenue) with traditional, minimally invasive (minimizing skin punctures) medical procedures (representing 50% of our revenue) in combination with physical therapies (representing 31% of our revenue from physical therapy, and remaining 3% of our revenue from chiropractic). We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We have successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, our procedures comply with all professional athletic league drug restriction policies, including the NFL, NBA, NHL and MLB.

Since May 2016, IMAC has opened seven outpatient medical clinics, acquired nine physical medicine practices and subleased two outpatient medical clinics for a total of 18 clinics in Kentucky, Missouri, Tennessee, Illinois and Florida. In 2020, we closed two acquired facilities. We intend to further expand the reach of our facilities to other strategic locations throughout the United States. In order to enhance our brand, we have partnered with several active and former professional athletes including Ozzie Smith (in Missouri), David Price (in Tennessee), Tony Delk (in Kentucky) and Mike Ditka (in Chicago). Our brand ambassadors help deliver awareness to our non-opioid services, emphasizing our ability to treat sports and orthopedic injuries as an alternative to traditional surgeries for joint repair or replacement.

We are focused on providing natural, non-opioid solutions to pain as consumers increasingly demand conservative treatments for an aging population. The demand for our services continues to grow fueled by consumer preferences for organic healthcare solutions over traditionally invasive orthopedic practices. We believe that our regenerative rehabilitation treatments are provided to patients at a much lower price than our primary competitors, including orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. Surgical joint replacements cost several times more than our therapies initially treating the same condition. The U.S. government has recently adopted strict surgery pre-approval initiatives to reduce the Centers for Medicare & Medicaid Services (“CMS”) costs and limit the proliferation of opioids since they accompany substantially all joint replacement surgeries.

We believe patient satisfaction is driven by our five fundamental beliefs:

●	We believe that the body has the ability to heal itself, and better results occur with our solutions to unlock the body’s natural healing process;

●	We believe in the power of doctors, from many different specializations, working together for the best patient care possible;

●	We believe that employees should know patients by their face, not by a chart number;

●	We believe consumers have a choice regardless of physician referral or insurance coverage; and

●	We believe a medical setting should be comforting.

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Matthew C. Wallis, DC, our Chief Operating Officer, opened the first IMAC Regeneration Center in Paducah, Kentucky in August 2000, which remains the flagship location of our current business. Jason Brame, DC joined Dr. Wallis in 2008. In 2015, Drs. Wallis and Brame hired Jeffrey S. Ervin as our Chief Executive Officer to collectively create and implement their growth strategy. The result was the formal creation of IMAC Holdings, LLC to expand IMAC clinics outside of western Kentucky, with such facilities to remain owned or operated under the group using the IMAC Regeneration Center name and services. In June 2018, we effected a corporate conversion in which IMAC Holdings, LLC was converted to IMAC Holdings, Inc. to consolidate ownership of existing clinics and implement our growth strategy. In February 2019, we completed an initial public offering and our shares commenced trading on the Nasdaq Capital Market.

Our Operations

We currently operate 16 outpatient medical clinics in five states. Our original clinic opened in August 2000 and remains the flagship location of our current business, which was formally organized in March 2015 with the mission of expanding the reach of our facilities to other strategic locations throughout the United States. Our flagship medical clinic has been operated for more than 20 years by Matthew C. Wallis, DC and Jason Brame, DC, two of our co-founders, and, since March 2015, together with Jeffrey S. Ervin, our third co-founder and the current Chief Executive Officer of our company. This management team continues today throughout the organization incorporating the same strategies used to build and operate the company’s flagship location. During 2016 and 2017, we opened five medical clinics and expanded into two new states, Missouri and Tennessee. In 2018, we opened one medical clinic and acquired four physical therapy clinics. In 2019, we acquired a management company that manages three clinics and entered into a management agreement to manage a fourth clinic in Illinois. In 2020, we acquired a chiropractic clinic in Florida, acquired a chiropractic clinic in Missouri and entered into a sublease in Kentucky for a shared space arrangement. During the second half of 2019, we began the implementation of an updated medical and financial platform in our clinics with full integration of this platform during 2020.

Below is a list of our outpatient medical clinics and information about how we own or control these medical clinics:

Clinic Name	Location of Clinic	Date Opened or Acquired	Form and Date of Control	Primary Services Performed

IMAC Regeneration Center	Paducah, Kentucky	August 2000	Managed since June 28, 2018	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine

Ozzie Smith Center	Chesterfield, Missouri	May 2016	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine

IMAC Regeneration Center	Murray, Kentucky	February 2017	Managed since June 28, 2018	Medical evaluations with x-rays, fluoroscopic joint and appendage injections, and physical medicine

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David Price Center	Brentwood, Tennessee	May 2017	Managed since November 1, 2016	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine

Ozzie Smith Center	St. Peters, Missouri	August 2017	Full ownership effective June 1, 2018, when remaining 64% interest was acquired	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine

David Price Center	Murfreesboro, Tennessee	November 2017	Managed since November 2017	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine

Tony Delk Center	Lexington, Kentucky	July 2018	Managed since July 2, 2018	Medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine

Advantage Therapy	South Springfield, Missouri	August 2018 (originally opened August 2004)	Full ownership effective August 1, 2018, when 100% interest was acquired	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, and physical medicine

Advantage Therapy	North Springfield, Missouri	August 2018 (originally opened March 2013)	Full ownership effective August 1, 2018, when 100% interest was acquired	Medical evaluations, joint and appendage injections and physical medicine

Advantage Therapy	Ozark, Missouri	August 2018 (originally opened November 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired	Occupational and physical therapy

Mike Ditka Center	Arlington Heights, Illinois	April 2019	Managed since April 19, 2019	Regenerative medicine, medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections and physical medicine

Mike Ditka Center	Elgin, Illinois	April 2019	Managed since April 19, 2019	Medical evaluations with x-ray, joint and appendage injections and physical medicine

IMAC Regeneration Center	Rockford, Illinois	November 2019	Managed since November 7, 2019	Regenerative medicine, joint and appendage injections and physical medicine

IMAC Regeneration Center	Bonita Springs, Florida	January 2020	Full ownership effective January 13, 2020	Medical evaluations, joint and appendage injections and physical medicine

IMAC Regeneration Center	Richmond, Kentucky	August 2020	Sublease arrangement effective August 18, 2020	Medical evaluations, joint and appendage injections and physical medicine

Ozzie Smith Center	Webster Groves, Missouri	November 2020	Full ownership effective November 16, 2020	Medical evaluations, joint and appendage injections and physical medicine

IMAC Regeneration Center	Tampa, Florida	February 2021	Managed since February 8, 2021	Medical evaluations, joint and appendage injections and physical medicine

IMAC Regeneration Center	Orlando, Florida	March 2021	Managed since March 1, 2021	Medical evaluations, joint and appendage injections and physical medicine

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Below is a description of each of our outpatient medical clinics:

Integrated Medicine and Chiropractic Regeneration Center PSC. In November 2015, we relocated our Paducah, Kentucky operations into a 10,200 square foot build-to-suit facility. This facility serves as an anchor clinic for the western Kentucky market of roughly 50,000 residents. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative medicine and physical medicine. The lease term ended in December 2020 and is now month to month.

We opened a 4,700 square foot facility in Murray, Kentucky, a town of nearly 15,000 residents near the Tennessee border. This facility provides medical evaluations, fluoroscopic joint and appendage injections, and physical medicine and refers patients to Paducah for regenerative PRP medical procedures. The lease is scheduled to expire in December 2023.

We entered into a sublease agreement for a facility in Richmond, Kentucky in August 2020. The shared space arrangement allows us full access to the space twice weekly. This facility provides chiropractic care and will allow collaboration opportunities in the future.

IMAC of St. Louis, LLC. In January 2016, IMAC of St. Louis, LLC, doing business as the Ozzie Smith Center, executed a lease for a 13,300 square foot facility in Chesterfield, Missouri, a suburb 18 miles west of downtown St. Louis. The Ozzie Smith Center opened in May 2016. The lease agreement runs until August 2026. Dr. Devin Bell, D.O. is the medical director. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative PRP medicine and physical medicine. Namesake Ozzie Smith was inducted into the Major League Baseball Hall of Fame in 2002 and replicas of his 13 gold glove trophies are in the lobby of the clinic.

The Ozzie Smith Center opened a satellite facility in St. Peters, Missouri to assist with demand from suburbs west of the Missouri River. The St. Peters clinic opened for business in July 2017. The lease expires in August 2022. The facility operates under the direction of Dr. Bell and offers patient medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine.

The Ozzie Smith Center acquired the chiropractic clinic of Lockwood Chiropractic in Webster Groves, Missouri, a suburb of St. Louis, in November 2020. The facility will continue to operate under the direction of Sharon Whalen, DC and gives us the opportunity to expand medical services to reach prospective patients while expanding into neighboring suburbs.

IMAC Regeneration Center of Nashville, PC. The David Price Center opened in Brentwood, Tennessee in May 2017. Dr. Rachel Rome, M.D. is an anesthesiologist and interventional pain management specialist and serves as its medical director. The 7,500 square foot clinic is leased through July 2024. The clinic performs medical evaluations with x-ray, fluoroscopic spine, joint and appendage injections, regenerative PRP medicine and physical medicine.

In November 2017, we opened a 5,500 square foot facility in Murfreesboro, Tennessee, a southeastern suburb of Nashville with more than 100,000 residents and hometown to David Price. Mr. Price, who was born and raised in middle Tennessee, was the first pick of the 2007 Major League draft from Vanderbilt University. This facility performs patient medical evaluations with x-ray, fluoroscopic joint and appendage injections, and physical medicine. We occupy 10% of the building and the lease expires in October 2022.

Tony Delk Center. In March 2018, we purchased a medical practice building in Lexington, Kentucky, for $1.2 million. The Lexington, Kentucky clinic was our seventh IMAC outpatient medical clinic, which we named the Tony Delk Center, and opened on July 2, 2018. This building was sold in June 2020 and we then entered into a lease for the building that expires in July 2025.

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Advantage Therapy. In August 2018, we acquired the physical and occupational therapy provider, Advantage Therapy, which operated four locations in the Springfield, Missouri metropolitan area. The South Springfield location originally occupied 5,000 square feet, until it was relocated in September 2019 to a 7,520 square feet location which has a lease that expires in August 2024. The North Springfield, Monett and Ozark locations function as satellite locations. The North Springfield location functions within 2,400 square feet with a lease that expires in May 2022. The Monett location occupied 2,200 square feet pursuant to a lease that expired in February 2021. We negotiated with the landlord to exit the lease early and closed the facility in December 2020. The Ozark location operated in approximately 1,000 square feet, until it was relocated in 2019 to a 2,740 square foot location with a lease that expires in May 2024. Advantage Therapy is an established business with more than ten years of operations in the Springfield, Missouri market.

Progressive Health and ISDI. In April 2019, we acquired the non-medical assets of, and management agreements for, a regenerative medicine and physical medicine practice operating in three locations in the Chicago, Illinois metropolitan area. The Arlington Heights location occupies 3,390 square feet and has a lease which expires in July 2023. The Buffalo Grove location occupies 2,850 square feet and has a lease which expired in July 2020 and was not renewed. The Elgin location occupies 3,880 square feet and has a lease which expires in October 2023.

Integrative RehabMedicine, SC. In November 2019, we entered into a management agreement for an occupational and physical therapy practice in Rockford, Illinois. This location occupies 3,056 square feet and has a lease that expires in July 2023.

Chiropractic Health of Southwest Florida. In January 2020, we acquired the assets and assumed the building lease liability of Chiropractic Health of Southwest Florida, Inc. in Bonita Springs, Florida. The building lease expires in December 2024. The acquisition of this practice expands our presence into a new market where we have extended our service offerings to incorporate medical procedures to physical therapy, chiropractic care and soft tissue therapies.

Willmitch Chiropractic, PA. In February 2021, we acquired the assets and assumed the building lease liability of Willmitch Chiropractic, PA in Tampa, Florida. The building lease expires in June 2024. The acquisition of this practice expands our presence into a major metropolitan area where we intend to extend our service offerings to incorporate medical procedures and physical therapy to the existing chiropractic care offerings.

Synergy Healthcare. In March 2021, we acquired the assets and assumed the building lease liability of NCH Chiropractic d/b/a Synergy Healthcare in Orlando, Florida. The building lease expires in September 2023. The acquisition of this practice expands our presence into a major metropolitan area where we have extended our service offerings to incorporate medical procedures to physical therapy, chiropractic care and soft tissue therapies.

Our Services

The licensed healthcare professionals at our clinics work with each patient to create a protocol customized for each patient by utilizing a combination of the following traditional and innovative treatments:

Medical Treatments. Our specialized team of doctors work together to provide the latest minimally invasive, prescription-free treatments for movement challenges or pain related to orthopedic conditions. The treatments are customized to treat the underlying condition instead of addressing the challenge with prescriptions or surgeries.

Regenerative Medicine. Regenerative therapy at IMAC Regeneration Centers utilizes undifferentiated cellular tissue to regenerate damaged tissue. The majority of our procedures utilize cells from the patient, harvested under minimal manipulation, and applied during the same visit to the clinic. These autologous cells help to heal degenerative soft tissue conditions, which cause pain or compromise the patient’s quality of life. Platelet therapies comprise the greatest percentage of regenerative procedures. Independent studies in this area, including a recent safety and feasibility study published by Dr. Peter B. Fodor, “Adipose Derived Stromal Cell Injections for Pain Management of Osteoarthritis in the Human Knee Joint” (Aesthetic Surgery Journal, February 2016), have supported claims that autologous cell treatments using adipose and bone marrow lead to improved function and decreased pain within joints, muscles and connective tissue and can help alleviate osteoarthritis and degenerative disease. We believe that we have followed the increasingly accepted protocols described in this and other similar studies in connection with our regenerative therapies.

Physical Medicine. Our team of medical practitioners start by collaboratively building a personalized physical medicine treatment plan designed to help patients get back to living the life they deserve.

Physical Therapy. With a combination of biomechanical loading and tissue mobilization, our licensed physical rehabilitation therapists work with each patient to help the body restore skill within the joint or soft tissue.

Spinal Decompression. During this treatment, the spine is stretched and relaxed intermittently in a controlled manner, creating a negative pressure in the disc area that can pull herniated or bulging tissue back into the disc. Whether caused by trauma or degeneration, we realize the impact a spinal injury can have on the quality of one’s life and are committed to providing the most innovative, minimally invasive medical technology and care to relieve back pain and restore function.

Chiropractic Manipulation. Common for spine conditions, manual manipulation is used to increase range of motion, reduce nerve irritability and improve function.

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Development of Potential New Treatments. In November 2017, we engaged an independent medical consulting group to advise us on the regenerative medicine industry and to organize an investigational new drug application (“IND”) with the FDA. In December 2019, we executed a technology transfer agreement with a research university to license an FDA Phase I approved mesenchymal stem cell Human Cells, Tissues, and Cellular and Tissue-Based Product (“HCT/P”). We submitted an IND application with the FDA for this HCT/P in May 2020, and the FDA Office of Tissues and Advanced Therapies authorized the Phase I clinical trial in August 2020, utilizing umbilical cord-derived allogenic mesenchymal stem cells for the treatment of bradykinesia due to Parkinson’s disease. IMAC physicians were trained to administer HCT/P within IMAC facilities and the FDA approved opening enrollment for the investigator-initiated trial in November 2020. The first enrollee was treated in December 2020.

The Phase 1 clinical trial consists of a 15-patient dose escalation safety and tolerability study. The trial is being divided into three groups: (1) five patients with bradykinesia due to Parkinson’s disease will receive a low dose, (2) five patients will receive a medium intravenous dose, and (3) five patients will receive a high intravenous dose. Each trial participant will receive an intravenous infusion of mesenchymal stem cells and be monitored for 12 months for data collection required within the study. No assurance can be given that the FDA will approve continued trial advancement and we do not intend to advance the HCT/P to commercialization. Failure to earn FDA approval for the treatment of bradykinesia due to Parkinson’s disease will result in unfulfilled research expenses but should not have a materially negative effect on our operations or financial condition.

Our Market Opportunity

Independent industry research company IBIS World estimated that outpatient rehabilitation in the United States is an approximately $30 billion industry, with approximately 90% of that revenue generated from physical rehabilitation services, including orthopedic, sports, geriatric and other forms of physical medicine. Outpatient rehabilitation is anticipated to grow at a rate of 2% to 7% in the coming years, according to industry research companies, due to the aging baby boomer generation, sustained high rates of obesity and healthcare reform. We believe that as healthcare insurance providers seek to reduce medical costs and government regulation restricts access to opioid pain prescriptions, our outpatient services are poised to capture a larger share of healthcare spending. As the workforce continues to grow, employer-based insurance expenditures will increase. In addition, government spending on Medicare will continue to be significant.

We believe that we have positioned ourselves to take advantage of current trends in healthcare spending. According to the Centers for Medicare & Medicaid Services’ National Health Expenditure Projections 2017-2026, national healthcare expenditures continue to rise and are projected to grow from an estimated $3.5 trillion in 2017 to $5.7 trillion by 2026, representing an average annual rate of growth of 5.5%, reaching a projected 19.7% of U.S. gross domestic product in 2026.

Demand for minimally invasive movement corrections and non-opioid pain management has surged with the growth of the baby boomer generation. The U.S. Census estimates that the U.S. population over 65 years of age is projected to more than double from 47.8 million to nearly 98.2 million persons and the 85 and older population is expected to more than triple, from 6.3 million to 19.7 million persons, between 2015 and 2060. Additionally, according to the U.S. Census Bureau, the number of older Americans is increasing as a percentage of the total U.S. population with the number of persons older than 65 estimated to have comprised 14.9% of the total U.S. population in 2015 and projected to grow to 23.6% by 2060.

This significant demographic shift is changing healthcare consumption patterns. At the same time, individuals who are not eligible for Medicare have faced a significant rise in health insurance premiums. As consumers assume the burden of greater healthcare costs, they are price shopping and considering second opinions from conservative treatment providers like our company.

Despite ongoing consolidation in the outpatient rehabilitation services industry, the industry remains highly fragmented, which has allowed many competitors to enter the market. In such an environment, reputable and successful outpatient clinics will be able to grow through organic expansion and combining services with other providers. While there is significant competition in the industry, we believe no single participant currently captures more than 10% of the market, which may allow existing market participants to distinguish themselves from their competitors as they grow. The attractiveness of outpatient facilities to reduce medical costs has also been seen in other medical areas. Insurer UnitedHealth Group recently purchased surgical care centers and medical practices, with an apparent aim to reduce hospital spending.

Our Growth and Expansion Strategy

We have developed a comprehensive approach and well-defined model for new clinic openings ranging from site selection and staffing to identification of acquisition targets and their performance metrics. Given current market valuations, we favor growth through acquisitions of profitable physical medicine centers with a decade or more of operating history in a current location. We believe these targets can be found with favorable long-term transaction pricing in current or contiguous geographical markets to capitalize on operational and marketing efficiencies.

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The key elements of our strategy that we believe will continue to propel our growth and expansion are:

Open New Outpatient Locations and Facilities. We are in the process of identifying new locations at which to lease, develop or acquire operating practices to transition into new IMAC Regeneration Centers. We anticipate expansion by acquisition of operating clinics in the Midwest and southern United States within the next 12 months. By branching into states with significant demand and underserved populations, we anticipate broader brand recognition and early adoption by patients. We anticipate small expansions within a two hour drive of existing markets will allow us to capitalize on our regional market familiarity and to leverage locally established administrative infrastructure.

Launch a Spinal Care and Wellness Clinic. We have substantial experience treating patients with back and neck pain and recognize the underserved population for such a widely-impacted symptom. We intend to launch and test a retail healthcare concept focused on treatments for back and neck pain, soft-tissue recovery, muscle tension and spinal wellness while providing chiropractic an adjustments, nerve and muscle stimulation and percussion tool therapies.

Expand Our Service Offerings to Employers, Government Programs, and Self-Insured Health Plans. We launched a corporate accounts division in March 2019 to target employers researching conservative treatment options for their employees. The program is in place to focus on minimizing employee time away from work due to injuries or occupational hazards and limit use of aggressive orthopedic treatments and the threat of opioid abuse for employees enrolled in an employer health plan. Since the creation of this group, we have not only obtained contracts directly with employers, but also achieved designations with federal programs expanding medical access and service offerings for enrollees. In November 2019, we were accepted as a Veterans Affairs Community Care Network provider making IMAC a certified medical center for the 20 million enrollees in a Veterans Affairs administered benefit plan. Additionally, in 2020, most of our clinics achieved network credentialing to treat patients that receive U.S. Department of Labor medical benefits.

Continue to Obtain Endorsements from Well-Known Sports Celebrities. We continue to attract celebrity sports endorsers for each market in which we operate and plan to expand. By collaborating and co-branding with well-known sports figures, patients become more familiar with our brand and associate our company with physical fitness and well-being. Working with sports celebrities that are well-known in our markets and personally recommend our treatments helps establish credibility with patients in those markets.

Accelerate Research and Development of New Regenerative Products. We have licensed a FDA Phase I approved stem cell product from a research university. With this product, we gained FDA authorization to conduct a Phase I clinical trial for the purpose of researching and developing regenerative medicine products for neurological diseases that restrict movement. We began a low-cost clinical trial in December 2020 with the goal of identifying innovative treatments to deliver within IMAC Regeneration Centers.

Expand Our Advertising and Marketing. We intend to increase our advertising and marketing efforts and reach throughout our primary service areas in order to grow patient volume at our existing facilities and spur interest in newer locations. Our current marketing efforts include a combination of local television, digital and event advertising. We have introduced employer marketing initiatives with help from our celebrity endorsers. While we welcome patients that are referred to us by other healthcare providers, we believe that direct marketing will generate more new patients for our outpatient clinics than relying solely on antiquated medical referral practices.

Offer State-of-the-Art Orthopedic Treatments. Our regenerative rehabilitation techniques are used to prevent arthritis, treat meniscus tears, defeat muscle deterioration and address other damaged tissue conditions. We will continue offering innovative therapies and recently approved medical technologies, including alternative medicine treatments, and will adapt our treatment offerings as new treatments are developed and come to market. By bringing together a diverse array of medical specialists, we are able to treat more health conditions and attract a larger base of patients.

Our Competitive Advantages

The outpatient physical therapy industry is highly competitive, with thousands of clinics across the country. While some of our competitors offer regenerative medical treatments as an effective treatment for degenerative health conditions, we believe that few companies have the multi-disciplinary approach of combining physical therapy and medical professionals working together to generate optimal regenerative health outcomes. One of our major competitive advantages is the ability to deliver medical treatments alongside complementary physical medicine and provide broadly affordable regenerative treatments.

Competitive factors affecting our business include quality of care, cost, treatment outcomes, convenience of location, and relationships with, and ability to meet the needs of, referral and insurance payor sources. Our clinics compete, directly or indirectly, with many types of healthcare providers including the physical therapy departments of hospitals, private therapy clinics, physician-owned therapy clinics, and chiropractors. We may face more intense competition if consolidation of the therapy industry continues.

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We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Our Minimally Invasive Approach to Traditional Orthopedic Care. We pay particular attention to rehabilitating our patients’ musculoskeletal system to reduce pain and enhance mobility without major surgery or anesthesia. By combining physical therapy and regenerative medicine, we are able to treat a variety of physical conditions by using a patient’s own body to help heal itself.

Our Strong Regional Presence. We own six and manage nine clinics in five states, providing us significant leverage for implementation of our marketing strategies and utilization of our staff. We believe we offer a broader platform of regenerative therapies than our regional competitors.

Addictive Opioids are Not Prescribed. We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We focus on preventing the potential for addiction through our regenerative-based therapies that help alleviate chronic pain.

Use of Diverse Medical Specialists for Customized Care. Our treatment protocols are customized by a team of medical doctors, nurse practitioners, chiropractors and physical therapists and are designed to heal damaged tissue without major surgery or prescription pain medication. This team approach delivers comprehensive service while avoiding the higher costs of major reconstructive surgery by medical specialists.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Below are the principal factors that make an investment in our company speculative or risky. These investment factors are more fully described in the “Risk Factors” section of this prospectus immediately following this prospectus summary, as well as in the documents incorporated by reference herein:

●	We operate in an intensely competitive market for healthcare solutions against a number of large, well-known hospital systems and outpatient medical clinics.

●	We have a limited operating history and we cannot ensure the long-term successful operation of our business.

●	We had net losses of approximately $5.0 million and $6.5 million for the years ended December 31, 2020 and 2019, respectively. There can be no assurance we will have net income in future periods.

●	As part of our growth strategy following this offering, we intend to develop and acquire other outpatient medical clinics; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits.

●	Our business depends on the availability to us of our senior management, who have unique knowledge regarding our IMAC Regeneration Centers and business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if their services were to become unavailable to us.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	An exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	An extended transition period for complying with new or revised accounting standards;

●	Reduced disclosure about our executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

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We may take advantage of these provisions from the JOBS Act until the end of the fiscal year in which the fifth anniversary of our initial public offering, or such earlier time when we no longer qualify as an emerging growth company. We would cease to be an emerging growth company on the earlier of (i) the last day of the fiscal year (a) in which we have more than $1.07 billion in annual revenue or (b) in which we have more than $700 million in market value of our capital stock held by non-affiliates, or (ii) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens under the JOBS Act. We have irrevocably taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Corporate Information

We were organized as a Kentucky limited liability company in March 2015 and converted into a Delaware corporation in May 2018. Our principal executive offices are located at 1605 Westgate Circle, Brentwood, Tennessee 37027, and our telephone number is (844) 266-IMAC (4622). We maintain a corporate website at http://www.imacregeneration.com. We make our periodic and current reports that are filed with the Securities and Exchange Commission (“SEC”) available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

Note on Covid-19

In March 2020, federal, state and local government authorities issued orders and guidance in order to combat the spread of the Covid-19 pandemic. These actions have required or encouraged our patients to remain at home except for essential activities and may reduce patient visits to our clinics. For example, the governor of Kentucky ordered all chiropractic facilities in the state of Kentucky to close effective March 20, 2020, which caused us to close our Kentucky chiropractic facilities until such order was lifted on May 4, 2020. The full extent and duration of such actions and their impacts over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the Covid-19 pandemic and the extent and effectiveness of containment actions taken.

Our response plan has multiple facets and continues to evolve as the pandemic unfolds. As a precautionary measure, we have taken steps to enhance our operational and financial flexibility to react to the risks the Covid-19 pandemic presents to our business, including the following:

●	Launched telemedicine communications for remote patient engagement;
●	Suspended operations in three Kentucky clinics to comply with government orders until we were allowed to resume operations on May 4, 2020; and
●	Suspended operations at one clinic in Cook County, Illinois to comply with government orders until such order is lifted. The lease for this clinic expired on June 30, 2020 and was not renewed.

The Covid-19 pandemic appears likely to cause significant economic harm across the United States, and the negative economic conditions that may result in reduced patient demand in our industry. We may experience a material loss of patients, revenue and market share as a result of the suspension of any operations. Initiatives to implement telehealth engagement with patients may not be adopted by existing and new patients. Patient habits may also be altered in the medium to long term. Negative economic conditions, a decrease in our revenue and consequent longer term trends harmful to our business may all exert pressure on our company during the pendency of emergency restrictions on our operations and beyond. Due to such conditions, beginning in the month of March 2020, we began to terminate or furlough employees to reduce costs associated with non-essential personnel, which resulted in a 27% reduction in workforce. As of December 31, 2020, 98% of our full and part-time workforce had returned to their on-site work locations.

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The Offering

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us	8,056,873 shares

Option offered by us and the selling stockholder

We have granted a 45-day option to the underwriters to purchase up to an additional 808,531 shares of our common stock from us and 400,000 shares of common stock from Matthew C. Wallis, DC, our co-founder and Chief Operating Officer as a selling stockholder, to cover over-allotments at the public offering price of $2.11 per share, less the underwriting discount, in any combination solely to cover over-allotments, if any.

Common stock to be outstanding immediately after this offering	21,438,604 shares (or 22,247,135 shares if the underwriters’ option to purchase additional shares from us is exercised in full)(1)

Use of proceeds	We estimate that the net proceeds of the sale of our common stock in this offering will be approximately $15.8 million (or approximately $17.4 million if the underwriters exercise their option in full to purchase additional shares of our common stock), based on an assumed public offering price of $2.11 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to finance acquisitions of medical clinics, repay outstanding promissory notes, fund the launch of retail healthcare clinics and further develop potential new treatments, with the balance for working capital and general corporate purposes. See “Use of Proceeds” for more information.

Dividend policy	We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information included in this prospectus or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq trading symbol	IMAC

(1) The number of shares of our common stock to be outstanding immediately after this offering, as shown above, is based on 13,381,731 shares outstanding as of March 16, 2021, and excludes, as of that date, the following:

●

249,902 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $4.04 per share, 64,250 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $1.19 per share, and 30,000 shares of common stock issuable upon the exercise of outstanding stock options at an exercise of $1.70 per share;

●	1,700,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $5.00 per share;

●	562,500 shares of common stock issuable upon the vesting of outstanding restricted units; and

●	93,348 shares of common stock reserved and available for issuance under our 2018 incentive compensation plan.

Unless otherwise noted, the information in this prospectus reflects and assumes no exercise of the underwriters’ over-allotment option to purchase additional shares.

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Summary Consolidated Financial Data

The following tables summarize our historical consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated financial data in this section is not intended to replace our consolidated financial statements and related notes, and our historical results are not necessarily indicative of the results we expect in the future. The following summary of consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus.

	Years Ended December 31,
Consolidated Statement of Operations Data:	2020	2019
Total revenue	$12,835,198	$15,126,026
Total operating expenses	19,307,712	21,311,657
Operating loss	(6,472,514)	(6,185,631)
Total other income (expenses)	930,076	(765,958)
Net loss attributable to IMAC	$(5,003,733)	$(6,497,230)
Net loss per common share attributable to common stockholders - basic and diluted	$(0.45)	$(0.84)
Weighted average common shares outstanding - basic and diluted	11,050,144	7,753,642

	As of December 31, 2020
Consolidated Balance Sheet Data:	Actual(1)	As Adjusted(2) (unaudited)
Cash	$2,623,952	$13,917,747
Working capital deficit	$(1,193,033)	$15,252,038
Total assets	$19,746,006	$31,039,801
Total liabilities	$11,932,852	$7,446,645
Total stockholders' equity	$7,813,154	$23,593,156

(1)	Actual balance sheet data presents balance sheet data on an actual basis without any adjustments to reflect subsequent or anticipated events.

(2)

As adjusted balance sheet data presents balance sheet data on an as adjusted basis reflecting the receipt by us of the net proceeds from the sale of 8,056,873 shares of common stock in this offering at an assumed public offering price of $2.11 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the initial application of the estimated net proceeds therefrom.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors contained in our periodic reports filed with the SEC, including the risks, uncertainties and assumptions discussed in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus. Before deciding to invest in our common stock, you should carefully consider these risks, as well as the other information we include or incorporate by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” of this prospectus.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information” of this prospectus.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price is volatile and any investment could decline in value.

The market price of our common stock fluctuates substantially as a result of many factors, some of which are beyond our control. During the 52-week period prior to March 16, 2021, the market price of our common stock ranged from a low of $0.42 per share to a high of $4.95 per share and, as of March 16, 2021, was $2.11 per share. These fluctuations could cause you to lose all or part of the value of your investment in our common stock and/or warrants. Factors that could cause fluctuations in the market price of our common stock include the following:

●	quarterly variations in our results of operations;

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates by securities analysts;

●	publication of research reports about us or the outpatient medical clinic business;

●	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

●	announcements by third parties of significant claims or proceedings against us;

●	changes affecting the availability of financing in the outpatient medical services market;

●	regulatory developments in the outpatient medical clinic business;

●	significant future sales of our common stock;

●	additions or departures of key personnel;

●	the realization of any of the other risk factors presented in this prospectus; and

●	general economic, market and currency factors and conditions unrelated to our performance.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies. These broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s attention and resources.

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If our stock price falls below $1.00 per share, our common stock may be subject to delisting from the Nasdaq Capital Market.

If the bid price of our common stock were to close below the required minimum $1.00 per share for 30 consecutive business days, we may receive a deficiency notice from Nasdaq regarding our failure to comply with Nasdaq Marketplace Rule 5550(a)(2). If we receive such a notice, pursuant to Marketplace Rule 5810(c)(3)(A), we may become subject to a period of 180 calendar days to regain compliance with Rule 5550(a)(2). If at any time the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with Rule 5550(a)(2). We received a deficiency notice from Nasdaq in October 2020 when our stock price was below $1.00 for 30 consecutive days and subsequently received notice that we had regained compliance in November 2020. In the event we do not regain compliance with Rule 5550(a)(2) prior to the expiration of any Nasdaq compliance period, Nasdaq may notify us that our common stock is subject to delisting. We may appeal such a delisting determination to a Nasdaq hearing panel and the delisting may be stayed pending the panel’s determination. At such hearing, we would present a plan to regain compliance and Nasdaq would then subsequently render a decision. We are currently evaluating our alternatives to resolve any listing deficiency. To the extent that we are unable to resolve a listing deficiency, there is a risk that our common stock may be delisted from Nasdaq, which would adversely impact liquidity of our common stock and potentially result in even lower bid prices for our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

Investors purchasing common stock in this offering will experience immediate dilution.

The public offering price of shares of our common stock is higher than the pro forma as adjusted net tangible book value per outstanding share of our common stock. You will incur immediate dilution of $1.39 per share in the pro forma as adjusted net tangible book value of shares of our common stock, based on an assumed public offering price of $2.11 per share.

To the extent outstanding stock options, warrants and restricted stock units are ultimately exercised or vested, there will be further dilution of the common stock sold in this offering. As of March 16, 2021, these stock options, warrants and restricted stock units represent 2,606,652 additional shares of common stock that may be issued in the future.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell substantial amounts of our shares of common stock in the public market following this offering or if the market perceives that these sales could occur, the market price for shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity linked securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we intend to use the net proceeds in the offering to finance our growth strategy, and for working capital and general corporate purposes, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not necessarily increase our market value or improve our results of operations.

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Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents and the Delaware General Corporation Law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt;
●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;
●	provide that stockholders are only entitled to call a special meeting upon written request by 33 1/3% of the outstanding common stock;
●	include a forum selection clause, which means certain litigation can only be brought in Delaware; and
●	require supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws.

In addition, Delaware law prohibits large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our current or former directors, officers, or other employees or stockholders, which may discourage such lawsuits against us and our current or former directors, officers, and other employees or stockholders. Alternatively, if a court were to find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.

We have 5,000,000 authorized unissued shares of preferred stock, and our board has the ability to designate the rights and preferences of this preferred stock without your vote.

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. As indicated in the preceding risk factor, the ability to issue preferred stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of our company thereby discouraging, delaying or preventing a change in control of our company. We currently have no outstanding shares of preferred stock, or plans to issue any such shares in the future.

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Concentration of ownership of our common stock among our existing executive officers and directors may limit our other stockholders from influencing significant corporate decisions.

Jeffrey S. Ervin, our Chief Executive Officer, Matthew C. Wallis, DC, our Chief Operating Officer, and our other executive officers and directors own a significant percentage of our outstanding shares. These persons, acting together, are able to influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We currently expect to retain all future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends to holders of our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we must comply with the covenants in our credit agreements in order to be able to pay cash dividends, and our ability to pay dividends generally may be further limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Risks Related to Our Company, Business and Industry

We recorded a net loss for the twelve months ended December 31, 2020 and December 31, 2019 and there can be no assurance that our future operations will result in net income.

For the years ended December 31, 2020 and December 31, 2019, we had total revenue of $12,835,198 and $15,126,026, respectively, and we had net losses attributable to IMAC of $(5,003,733) and $(6,497,230), respectively. As of December 31, 2020, we had stockholders’ equity of $7,813,154 and an accumulated deficit of $(15,045,783). As of December 31, 2019, we had stockholders’ equity of $7,937,292 and an accumulated deficit of $(10,042,050). There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The fee we charge for our management services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our services at acceptable prices relative to our costs, or if we fail to develop and introduce new services on a timely basis and services from which we can derive additional revenues, our financial results will suffer.

We are in an early stage of development and have a limited operating history upon which to base an estimate of our future performance.

Our current business was formally organized in March 2015 and we currently have 16 outpatient clinics primarily opened since 2017. Accordingly, we have a limited operating history on which to base an estimate of our future performance. Because we lack a long operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a company with a more substantial operating history. Our growth and expansion strategy is in the early stages of implementation and there can be no assurance that we will be able to implement our strategy or that we will be commercially successful. Our ability to continue as a growing concern is contingent upon our ability to:

●	raise sufficient capital through debt and equity raises;

●	hire and retain a number of highly skilled employees, including medical and chiropractic doctors, physical therapists and other practitioners;

●	lease and develop acceptable premises for our IMAC Regeneration Centers;

●	build a consistent patient base within the areas of our medical clinics;

●	secure and maintain arrangements with third-party payers, sports celebrity endorsers and other service providers, all on terms favorable or acceptable to our company;

●	implement the other numerous necessary portions of our growth and expansion strategy; and

●	attain profitable operations.

There can be no assurance that we will be able to accomplish any of the above objectives.

Further, because of our small size and limited operating history, our company is particularly susceptible to adverse effects from changes in the law, economic conditions, consumer tastes, competition and other contingencies or events beyond our control. It may be more difficult for us to prepare for and respond to these types of risks than it would be for a company with an established business and operating cash flow. Due to changing circumstances or an inability to implement any portion of our growth and expansion strategy, we may be forced to change dramatically our planned operations.

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We have suffered a disruption of the operation of our business as a result of the Covid-19 coronavirus in the United States. Closures due to government orders or guidance and other related effects of the coronavirus pandemic may cause a material adverse effect on our business.

In March 2020, federal, state and local government authorities issued orders and guidance in order to combat the spread of the coronavirus pandemic. These actions have required or encouraged our patients to remain at home except for essential activities and may reduce patient visits to our clinics. For example, the governor of Kentucky ordered all chiropractic facilities in the state of Kentucky to close effective March 20, 2020, which caused us to close our Kentucky chiropractic facilities until such order is lifted. The full extent and duration of such actions and their impacts over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the coronavirus and the extent and effectiveness of containment actions taken.

The coronavirus pandemic appears likely to cause significant economic harm across the United States, and the negative economic conditions that may result in reduced patient demand in our industry. We may experience a material loss of patients and revenue as a result of the suspension of any operations. Initiatives to implement telehealth engagement with patients may not be adopted by existing and new patients. Patient habits may also be altered in the medium to long term. Negative economic conditions, a decrease in our revenue and consequent longer term trends harmful to our business may all exert pressure on our company during the pendency of emergency restrictions on our operations and beyond. Due to such conditions, we terminated the employment of 11% of our employees on March 20, 2020, to reduce costs associated with non-essential personnel.

We cannot predict with certainty when public health and economic conditions will return to normal. A decline in patient visits and/or the possible suspension of operations mandated in response to the coronavirus, and the consequent loss of revenue and cash flow during this period may make it difficult for us to obtain capital necessary to fund our operations.

We may fail completely to implement key elements of our growth and expansion strategy, which could adversely affect our operations and financial performance.

If we cannot implement one or more key elements of our growth and expansion strategy, including raising sufficient capital, hiring and retaining qualified staff, leasing and developing acceptable premises for our medical clinics, securing necessary service contracts on favorable or adequate terms, generating sufficient revenue and achieving numerous other objectives, our projected financial performance may be materially adversely affected. Even if all of the key elements of our growth and expansion strategy are successfully implemented, we may not achieve the favorable results, operations and financial performance that we anticipate.

The development and operation of our medical clinics will require additional capital, and we may not be able to obtain additional capital on favorable or even acceptable terms. We may also have to incur additional debt, which may adversely affect our liquidity and operating performance.

Our ability to successfully grow our business and implement our growth and expansion strategy depends in large part on the availability of adequate capital to finance operations. We can give no assurance that we will continue to have sufficient capital to support the continued operations of our company. Changes in our growth and expansion strategy, lower than anticipated revenue for the medical clinics, unanticipated and/or uncontrollable events in the credit or equity markets, changes to our liquidity, increased expenses, and other events may cause us to seek additional debt or equity financing. Financing may not be available on favorable or acceptable terms, or at all, and our failure to raise capital could adversely affect our operations and financial condition.

Additional equity financing may result in a dilution of the pro rata ownership stake of our stockholders. Further, we may be required to offer subsequent investors investment terms, such as preferred distributions and voting rights, which are superior to the rights of existing stockholders, which could have an adverse effect on the value of the investment of our existing stockholders.

Additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs. As a consequence, our operating performance may be materially adversely affected.

16

We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries or controlled companies could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of any future indebtedness, may limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries also control and manage the non-professional aspects of certain other professional service corporations under management services agreements, which could (although they do not currently) contain contractual restrictions on a professional service corporation’s ability to pay service fees to us. The assets of these professional service corporations are not included in our consolidated balance sheets. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

We incur substantial start-up expenses for our medical clinics and do not expect to make a profit at any clinic until at least six months after opening each medical clinic.

We will incur substantial expenses to implement our growth and expansion strategy, including costs for leasing and developing the premises for each medical clinic, purchasing medical and office equipment, purchasing medical supplies and inventory, marketing and advertising, recruiting and hiring staff, and other expenses. We estimate that it will take at least $700,000 to open each clinic, with an additional $300,000 of operating capital and $200,000 credit line needed to purchase equipment and fund operating losses during the first six months of operation. These start-up costs may increase if there are any delays, problems or other events not currently anticipated. Although we expect each medical clinic to become profitable approximately six months after opening based on our experience with opening the Ozzie Smith Centers in Chesterfield, Missouri in May 2016 and in St. Peters, Missouri in August 2017, and the IMAC Regeneration Center in Murray, Kentucky in February 2017, no guarantee can be made that any of the clinics or our company overall will operate profitably. By way of example, the David Price Center in Brentwood, Tennessee, which opened in May 2017, initially experienced unforeseen delays in staffing, construction and marketing launch. If we do not reach profitability and recover our start-up expenses and other accumulated operating losses, stockholders will likely suffer a significant decline in the value of their investment.

We may be unable to obtain financing on acceptable terms, or at all, which could materially adversely affect our operations and ability to successfully implement our growth and expansion strategy.

Our growth and expansion strategy relies on obtaining sufficient financing, including one or more equipment lines to purchase medical and office equipment and one or more lines of credit for operating and related expenses. We may not be able to obtain financing on acceptable terms or in the amount anticipated by our growth and expansion strategy. If unable to secure the amount of financing anticipated by our growth and expansion strategy, we may be unable to implement one or more portions of our growth and expansion strategy. If we accept less favorable terms for our financing than anticipated, we may incur additional expenses and restrictions on operations and may be less liquid and less profitable than expected. Should either of these events occur, we could suffer material adverse effects to our ability to implement our growth and expansion strategy and operate successfully.

We may seek additional funding through a combination of equity offerings, debt financing, government or third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or rights of the stockholders. Any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our existing capital stock. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matter, which may make it more difficult for us to obtain additional capital and the pursue business opportunities.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our efforts, our ability to support our business growth and to respond to business challenges could be significantly limited, and we could be forced to halt operations. Accordingly, our business may fail, in which case you would lose the entire amount of your investment in our common stock.

Our independent registered public accounting firm has indicated that our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, our independent registered public accounting firm has included in its audit opinion for the year ended December 31, 2020 a statement that there is substantial doubt as to our ability to continue as a going concern as a result of losses and financial condition on December 31, 2020, unless we are able to obtain additional financing, enter into strategic alliances or sell assets. The reaction of investors to the inclusion of a going concern statement by our auditors, our current lack of cash resources and our potential inability to continue as a going concern may adversely affect our share price and our ability to raise new capital or enter into strategic alliances. If we become unable to obtain additional capital and to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

17

We plan to incur indebtedness to implement our growth and expansion strategy and, as a consequence, may be unprofitable and unsuccessful in achieving our financial and operating goals.

We plan to finance some of our start-up and operating costs through debt leveraging, including one or more equipment lines and one or more lines of credit. This debt could adversely affect our financial performance and ability to:

●	implement our growth and expansion strategy;
●	recoup start-up costs;
●	operate profitably;
●	maintain acceptable levels of liquidity;
●	obtain additional financing in the future for working capital, capital expenditures, development and other general business purposes;
●	obtain additional financing on favorable terms; and
●	compete effectively or operate successfully under adverse economic conditions.

We will manage, but will not own, certain of the medical clinics or employ the medical service providers who will treat patients at the clinics.

Several of our medical clinics will be owned exclusively by a professional service corporation in order to comply with state laws regulating the ownership of medical practices. We will, in turn, through a contractual arrangement, provide long-term, exclusive management services to those professional service corporations and their medical professionals. All employees who provide direct medical services to patients will be employed by the professional service corporation. These management services agreements protect us from certain liability and provide a structured engagement to deliver non-medical, comprehensive management and administrative services to help the medical professionals operate the business. The management services agreements authorize us to act on behalf of the professional service corporation, but do not authorize the professional service corporations to act on our behalf or enter into contracts with third parties on our behalf. We will employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We may also loan money to the professional service corporation for certain payroll and development costs, although we have no obligation to do so. This arrangement makes our financial and operational success highly dependent on the professional service corporation. Under our management service agreements, we provide exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, our financial statements consolidate the financial results of the professional service corporations. However, we will have little, if any, tangible assets as to those operations. These characteristics increase the risk associated with an investment in our company.

Our management services agreements may be terminated.

The management services agreements we have with several of our clinics may be terminated by mutual agreement of us and the applicable clinic, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the clinic. The termination of a management services agreement would result in the termination of payment of management fees from the applicable clinic, which could have an adverse effect on our operating results and financial condition.

We do not control the delivery of medical care at any of our facilities.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. For this reason, the medical practitioners are solely responsible for making medical decisions with their abilities and experience. We run the risk of being associated with a medical practitioner that performs poorly or does not comply with medical board legislation. When we are responsible for the recruitment or staffing of medical professionals, we may hire a professional that delivers care outside of medical protocols. Our inability to exercise control over the medical care and managed centers increases the risks associated with an investment in our company.

18

State medical boards may amend licensing requirements for medical service providers, service delivery oversight for midlevel practitioners, and ownership or location requirements for the delivery of medical treatments.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. Each state medical board controls the level of licensing required for each medical practitioner and the requirements to obtain such a license to deliver medical care. Furthermore, the state medical board typically determines the required practitioner oversight for medical practitioners based on their license achieved, earned degrees and continuing education. The current requirements for these practitioners may change in the future and we run the risk of additional expenses necessary to meet the state medical board requirements. The state medical board may also determine the location in which services are delivered. We risk the loss of revenue or retrofitting expense if the state medical board amends location requirements for the delivery of certain treatments. Similarly, state medical boards may amend ownership or management requirements for the operation of medical clinics within their respective state. The board may also investigate or dispute the legal establishment of owned or managed medical clinics. We risk a material loss of ownership of or management control and subsequent fee from medical clinics that are in our possession or control.

Adverse medical outcomes are possible with conservative and minimally invasive treatments.

Medical practitioners performing services at our IMAC facilities run the risk of delivering treatments for which the patient may experience a poor outcome. This is possible with non-invasive and minimally invasive services alike, including the use of autologous treatments in which a patient’s own cells are used to regenerate damaged tissues. At our IMAC Regeneration Centers, a minimally invasive treatment involves puncturing the skin with a needle or a minor incision which could lead to infection, bleeding, pain, nausea, or other similar results. Non-invasive and conservative physical medicine treatments may possibly cause soft tissue tears, contusions, heart conditions, stroke, and other physically straining conditions. The treatments or potential clinical research studies may yield further patient risks. An adverse outcome may include but not be limited to a loss of feeling, chronic pain, long-term disability, or death. We have obtained medical malpractice coverage in the event an adverse outcome occurs. However, the insurance limits may be exceeded or liability outside of the coverage may adversely impact the financial performance of the business, including any potential negative media coverage on patient volume.

Potential conflicts of interest exist with respect to the management services agreement that we have entered into concerning our clinics in Kentucky, and it is possible our interests and the affiliated owners of those clinics may diverge.

Our medical clinics in Kentucky are held by a professional service corporation that is owned by Matthew C. Wallis, DC, our Chief Operating Officer, a director and co-founder of our company, and Jason Brame, DC, a co-founding member of our company, in order to comply with the state’s laws regulating the ownership of medical practices. The professional service corporation directs the provision of medical services to patients and employs the physicians and registered nurses at the clinics, we do not. Rather, pursuant to the terms of a long-term, exclusive management services agreement, we employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We believe that the service fees and other terms of our management services agreement are standard in the outpatient healthcare practice area. Nonetheless, the management services agreement presents the possibility of a conflict of interest in the event that issues arise with regard to the respective medical and non-medical services being provided at the clinics, including quality of care issues of which we become aware and billing and collection matters that we handle on behalf of the physician practices, where our interests may diverge from those of Drs. Wallis and Brame acting on behalf of the professional service corporation. No such issues, however, have occurred during this arrangement.

The management services agreement provides that we will have the right to control the daily operations of the medical clinics subject, in the case of practicing medicine, to the direction of Drs. Wallis and Brame acting on behalf of the professional service corporation. Our interests with respect to such direction may be at odds with those of Drs. Wallis and Brame, requiring them to recuse themselves from our decisions relating to such matters, or even from further involvement with our company.

We comply with applicable state law with respect to transactions (including business opportunities and management services agreements) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors.

Drs. Wallis and Brame are significant holders of our outstanding shares of common stock and we anticipate they will continue to own a significant percentage of our outstanding shares. Dr. Wallis founded our original IMAC medical clinic in Paducah, Kentucky in August 2000 and, with Jeffrey S. Ervin, our Chief Executive Officer, founded our current company in March 2015. Dr. Wallis, working with Mr. Ervin, will be substantially responsible for selecting the business direction we take, the medical clinics we open in the future and the services we may provide. The management services agreement may present Drs. Wallis and Brame with conflicts of interest.

19

The loss of the services of Jeffrey S. Ervin or Matthew C. Wallis, DC for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Jeffrey S. Ervin, our Chief Executive Officer, and Matthew C. Wallis, DC, our Chief Operating Officer. Mr. Ervin, who has unique knowledge regarding the roll-out of our IMAC Regeneration Centers, and Dr. Wallis, who has extensive business contacts, would be extremely difficult to replace. We have entered into employment arrangements with Mr. Ervin and Dr. Wallis, however there can be no assurance that Mr. Ervin or Dr. Wallis will continue to provide services to us. A voluntary or involuntary departure by either executive could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for him in a timely manner. We do not have a key-man life insurance policy for our benefit on the life of either Mr. Ervin or Dr. Wallis.

We may fail to obtain the business licenses and any other licenses necessary to operate our medical clinics, or the necessary engineering, building, occupancy and other permits to develop the premises for the clinics, which would materially adversely affect our growth and expansion strategy.

If we cannot obtain approval for business licenses or any other licenses necessary to operate our medical clinics, it could materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy. Failure to obtain the necessary engineering, building, occupancy and other permits from applicable governmental authorities to develop the premises for our medical clinics could also materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy.

We may face strong competition from other providers in our primary service areas, and increased competition from new competitors, which may hinder our ability to obtain and retain customers.

We will be in competition with other more established companies using a variety of treatments for the conditions and ailments that our services are intended to treat, including orthopedic surgeons, pain management clinics, hospital systems and outpatient surgery centers providing joint reconstruction and related surgeries. These companies may be better capitalized and have more established name recognition than us. We may face additional competition in the future if other providers enter our primary service areas. Competition from existing providers and providers that may begin competing with us in the future could materially adversely affect our operations and financial performance.

Further, the services provided by our company are relatively new and unique. We cannot be certain that our services will achieve or sustain market acceptance, or that a sufficient volume of patients in the Kentucky, Missouri, Tennessee and Illinois areas will utilize our services. We will be in competition with alternative treatment methods, including those presently existing and those that may develop in the future. As such, our growth and expansion strategy carries many unknown factors that subject us and our investors to a high degree of uncertainty and risk.

We are competing in a dynamic market with risk of technological change.

The market for medical, physical therapy and chiropractic services is characterized by frequent technological developments and innovations, new product and service introductions, and evolving industry standards. The dynamic character of these products and services will require us to effectively use leading and new technologies, develop our expertise and reputation, enhance our current service offerings and continue to improve the effectiveness, feasibility and consistency of our services. There can be no assurance that we will be successful in responding quickly, cost-effectively and sufficiently to these and other such developments.

Our success will depend largely upon general economic conditions and consumer acceptance in our primary service areas.

Our current primary service areas are located in certain geographical areas in the states of Kentucky, Missouri, Tennessee, Illinois and Florida. Our operations and profitability could be adversely affected by a local economic downturn, changes in local consumer acceptance of our approach to healthcare, and discretionary spending power, and other unforeseen or unexpected changes within those areas.

A decline in general economic conditions may adversely affect consumer behavior and spending, including the affordability of elective medical procedures, and as a result may adversely affect our revenue and operating results.

The country may experience an economic downturn or decline in general economic conditions. We are unable to predict the timing and severity of the next economic downturn. Any decline in general economic conditions may cause a decrease in consumer and commercial spending, especially spending on elective medical procedures, which could negatively impact our revenue and operating results.

We are required to comply with numerous government laws and regulations, which could change, increasing costs and adversely affecting our financial performance and operations.

Medical and chiropractic service providers are subject to extensive federal, state and local regulation, including but not limited to regulation by the FDA, CMS and other government entities. We are subject to regulation by these entities as well as a variety of other laws and regulations. Compliance with such laws and regulations could require substantial capital expenditures. Such regulations may be changed from time to time, or new regulations adopted, which could result in additional or unexpected costs of compliance.

20

Changes to national health insurance policy and third-party insurance carrier fee schedules for traditional medical treatments could decrease patient revenue and adversely affect our financial performance and operations.

Political, economic and regulatory influences are subjecting medical and chiropractic service providers, health insurance providers and other participants in the healthcare industry in the United States to potential fundamental changes. Potential changes to nationwide health insurance policy are currently being debated. We cannot predict what impact the adoption of any federal or state healthcare reform or private sector insurance reform may have on our business.

We receive payment for the services we render to patients from their private health insurance providers and from Medicare and Medicaid. If third-party payers change the expected fee schedule (the amount paid by such payers for services rendered by us), we could experience a loss of revenue, which could adversely affect financial performance.

At the present time, most private health insurance providers do not cover the regenerative medical treatments provided at our medical clinics. However, traditional physical medical treatments provided at our medical clinics, such as physical therapy, chiropractic services and medical evaluations, are covered by most health insurance providers. Medicare and Medicaid take the same position as private insurers and reimburse patients for traditional physical medical treatments but not for regenerative medical treatments. If private health insurance providers and Medicare and Medicaid were to begin covering regenerative medical treatments, the revenue we would receive on a per-treatment basis would likely decline given their tighter fee schedules. Further, such a change might result in increased competition as additional healthcare providers begin offering our customized services.

We could be adversely affected by changes relating to the IMAC Regeneration Center brand name.

We are a holding company in which our medical clinics are formed in separate subsidiaries. Our subsidiaries are currently operating in Kentucky, Missouri, Tennessee, Illinois and Florida. As a consequence of this entity structure, any adverse change to the brand, reputation, financial performance or other aspects of the IMAC Regeneration Center brand at any one location could adversely affect the operations and financial performance of the entire company.

We will depend heavily on the efforts of our key personnel, as well as sports celebrity endorsers.

Our success depends, to a significant extent, upon the efforts and abilities of our officers and key employees, including medical and chiropractic doctors and other practitioners, and our sports celebrity endorsers. Loss or abatement of the services of any of these persons, or any adverse change to the sports celebrity endorsers, could have a material adverse effect on us and our business, operations and financial performance.

Our success also will depend on our ability to identify, attract, hire, train and motivate highly skilled managerial personnel, medical doctors, chiropractors, licensed physical therapists, and other practitioners. Failure to attract and retain key personnel could have a material adverse effect on our business, prospects, financial condition and results of operation. Further, the quality, philosophy and performance of key personnel could adversely affect our operations and performance.

We may incur losses that are not covered by insurance.

We maintain insurance policies against professional liability, general commercial liability and other potential losses of our company. All of the regenerative, medical, physical therapy and chiropractic treatments performed at our clinics are covered by our malpractice insurance; however, there is an upper limit to the payout allowable in the event of our malpractice. Poor patient outcomes for healthcare providers may result in legal actions and/or settlements outside of the scope of our malpractice insurance coverage. Regenerative medicine represents approximately 2% of our patient visits and 20% of our revenue. Future innovations in regenerative medicine may require review or approval of such innovations by governmental regulators. During formal research studies performed in collaboration with regulators, we may be required to obtain new insurance policies and there is no assurance that insurance policy underwriters will provide coverage for such research initiatives. If an uninsured loss or a loss in excess of insured limits occurs, our financial performance and operation could suffer material adverse effects.

We are susceptible to risks relating to investigation or audit by the CMS, health insurance providers and the IRS.

We may be audited by CMS or any health insurance provider that pays us for services provided to patients. Any such audit may result in reclaimed payments, which would decrease our revenue and adversely affect our financial performance. Our federal tax returns may be audited by the IRS and our state tax returns may be audited by applicable state government authorities. Any such audit may result in the challenge and disallowance of some of our deductions or an increase in our taxable income. No assurance can be made with regard to the deductibility of certain tax items or the position taken by us on our tax returns. Further, an audit or any litigation resulting from an audit could unexpectedly increase our expenses and adversely affect financial performance and operations.

21

The Food and Drug Administration has pursued bad actors in the regenerative medicine therapy industry, and we could be included in any broad investigation.

The U.S. Food and Drug Administration has pursued bad actors in the regenerative medicine therapy industry. Since we provide regenerative medicine treatments, we may be subject to broad investigations from the FDA or state medical boards regarding the marketing and medical delivery of our treatments. In November 2017, we engaged a medical consulting group to advise us on current protocols in this area and to organize a clinical trial towards an investigational new drug application with the FDA, while pursuing a voluntary regenerative medicine advanced therapy (RMAT) designation under Section 3033 of the 21st Century Cures Act.

Any significant disruption in our computer systems or those of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our patients and users is dependent upon the reliable performance of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make our service unavailable or impair our ability to deliver content to our customers. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our services to existing and potential patients. In addition, during the second half of 2019, we began the implementation of an updated medical and financial platform in our clinics.

Our servers and those of third parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt our service or otherwise access our systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and, to date, hackers have not had a material impact on our service or systems. However, this is no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of patients and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party data center. In addition, we utilize third-party internet-based or “cloud” computing services in connection with our business operations. We also utilize third-party content delivery networks to help us stream content to our patients and other parties over the internet. Problems faced by us or our service providers, including technological or business-related disruptions, could adversely impact the experience of our audiences and users.

During the normal course of business, we may choose to pursue services with a different third-party vendor or pursue a change in systems which could result in interruptions and delays in our service and operations as well as loss, misuse, or theft of data. We have implemented systems and processes to mitigate these risks and, to date, have not experienced a material impact on our services or systems due to change in systems or third-party. However, this is no assurance that a change in systems or services used by us or a change in third-party vendors may not have a material impact in the future. Any significant disruption to our service or access to our systems could result in a loss of patients and adversely affect our business and results of operations.

Our reputation and relationships with patients would be harmed if our patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

We maintain personal data regarding our patients, including their names and other information. With respect to personally identifying data, we rely on licensed encryption and authentication technology to secure such information. We also take measures to protect against unauthorized intrusion into our patients’ data. Despite these measures, we could experience, though we have not to date experienced, a cyber-attack or other unauthorized intrusion into our patients’ data. Our security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event our security measures are breached, or if our services are subject to attacks that impair or deny the ability of patients to access our services, current and potential patients may become unwilling to provide us the information necessary for them to become users of our services or may curtail or stop using our services. In addition, we could face legal claims for such a breach. The costs relating to any data breach could be material and exceed the limits of the insurance we maintain against the risks of a data breach. For these reasons, should an unauthorized intrusion into our patients’ data occur, our business could be adversely affected. Changes to operating rules could increase our operating expenses and adversely affect our business and results of operations.

22

Our management has identified material weaknesses in our internal controls over our financial reporting.

Our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are not effective because of certain material weaknesses in our internal control over financial reporting. The material weaknesses relate to the absence of in-house accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired a consulting firm to advise us on technical issues related to U.S. generally accepted accounting principles as related to the maintenance of our accounting books and records and the preparation of our consolidated financial statements. Although we are aware of the risks associated with not having dedicated accounting personnel, we are also at an early stage in the development of our business. We anticipate expanding our accounting functions with dedicated staff and improving our internal accounting procedures and separation of duties when we can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. In addition, if we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The statements, which are not historical facts contained in this report, particularly those that utilize terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “anticipates,” “anticipates,” “estimates,” “believes,” “intends,” “likely,” “projects,” “plans,” “pursue,” “strategy” or “future,” or the negative of these words or other words or expressions of similar meaning, are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Future events and our actual results and financial condition may differ materially from those reflected in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause these differences include, but are not limited to, the following:

●	our ability to raise additional funding;
●	our ability to issue shares to settle future acquisition costs payable;
●	customer cancellations;
●	our ability to maintain and grow our business;
●	variability of operating results;
●	our ability to establish effective disclosure controls and procedures and internal control over financial reporting;
●	our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market;
●	our ability to maintain and enhance our brand;
●	our development and introduction of new products and services;
●	the successful acquisition of acquired companies, technologies and assets, and their subsequent integration into our portfolio of software and services;
●	marketing and other business development initiatives;
●	competition in the industry;
●	general government regulation;
●	economic conditions;
●	dependence on key personnel;
●	the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our customers;
●	our ability to protect our intellectual property;
●	the potential liability with respect to actions taken by our existing and past employees;
●	risks associated with international sales; and
●	other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus.

All forward-looking statements in this prospectus are based on our current expectations, intentions and beliefs using information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward- looking statements, except as required by law. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $15.8 million (or approximately $17.4 million if the underwriters’ option to purchase additional shares from us is exercised in full), based upon an assumed public offering price of $2.11, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to utilize the net proceeds of this offering as follows:

	Estimated Dollar Amount	Estimated Percentage of Net Proceeds
Finance acquisitions of medical clinics	$5,000,000	31.7%
Repay outstanding promissory notes	4,500,000	28.5%
Fund launch of retail healthcare clinics	4,000,000	25.3%
Further develop potential new treatments	500,000	3.2%
Working capital and general corporate purposes	1,780,000	11.3%

Total	$15,780,000	100.0%

We have plans to open additional IMAC Regeneration Centers in the states in which we currently operate, as well as in other strategic locations throughout the United States, building on our familiarity with the demographic markets and our reputation in the area to attract new patients and endorsements. Accordingly, we plan to use a significant portion of the net proceeds of this offering to finance acquisitions of existing medical clinics as a part of our growth and expansion strategy. We currently have no commitments with respect to any such acquisitions.

In order to reduce our existing debt level, we plan to repay a promissory note bearing annual interest at 10% for a loan provided to us by the Edward S. Bredniak Revocable Trust in June 2018, which was due in March 2020, and extended to January 2022. We will utilize approximately $1,750,000 of the net proceeds of this offering to repay such promissory note. The loan proceeds were used by us for expenses related to our February 2019 initial public offering, equipment and construction costs for new clinics, and other working capital needs.

We also intend to repay a promissory note bearing annual interest at 7% for a secured loan provided to us by Iliad Research & Trading, L.P. in October 2020, pursuant to the terms of a note purchase agreement. The loan is due in April 2022, but may be prepaid with the payment of a premium. We will utilize approximately $2,750,000 of the net proceeds of this offering to repay such promissory note. The loan proceeds are being used by us to fund the costs of medical clinic acquisitions and ongoing working capital needs. We may also use a limited amount of additional proceeds to pay down lesser working capital-oriented bank facilities.

We intend to launch and test a retail healthcare concept focused on treatments for back and neck pain, soft-tissue recovery, muscle tension and spinal wellness while providing chiropractic an adjustments, nerve and muscle stimulation and percussion tool therapies. Expenditures in connection with the establishment of retail healthcare clinics will include salaries and benefits of personnel, equipment design and construction costs, costs of leasing or otherwise obtaining additional operating facilities, analytical and other testing costs, professional fees, and insurance and administrative expenses. In each clinic, personnel expenses may be expected to account for at least 50% of the costs of each clinic, and equipment costs are likely to constitute the next largest component of expenditures. As of the date of this prospectus, we have not determined the exact amount of net proceeds of this offering to be applied to this project clinic because we are currently in negotiations with a proposed retailer involving, among other issues, the level of its proposed funding commitment and timing for an initial pilot and possible later roll-out.

We are currently conducting a Phase I clinical trial consisting of a 15-patient dose escalation safety and tolerability study. The trial is being divided into three groups: (1) five patients with bradykinesia due to Parkinson’s disease will receive a low dose, (2) five patients will receive a medium intravenous dose, and (3) five patients will receive a high intravenous dose. The costs for further development of potential new treatments include the hiring of additional personnel and the costs associated with conducting additional tests and making required filings with the FDA.

We will also use a portion of the net proceeds, together with remaining amounts previously funded under notes payable by us, for working capital and general corporate purposes. This includes amounts required to pay for research and development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. Any additional net proceeds received from the exercise of the over-allotment option will be used for working capital and general corporate purposes.

The intended use of net proceeds from this offering represents our expectations based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses described in this prospectus. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including short and intermediate term, interest bearing, investment-grade securities.

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholder. See the section of this prospectus entitled “Selling Stockholder.”

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DIVIDEND POLICY

Our board of directors will determine our future dividend policy based on our result of operations, financial condition, capital requirements and other circumstances. We have not previously declared or paid any cash dividends on our common stock. We anticipate that we will retain earnings to support operations and finance the growth of our business. Accordingly, it is not anticipated that any cash dividends will be paid on our common stock in the foreseeable future.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2020 (a) on an actual basis, and (b) on an as adjusted basis to give effect to the sale by us of 8,056,873 shares of our common stock in this offering at the public offering price of $2.11 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the initial application of the estimated net proceeds therefrom.

This table should be read with “Use of Proceeds” in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus.

	As of December 31, 2020
	Actual (unaudited)	As Adjusted (unaudited)
Cash	$2,623,952	$13,917,747
Capitalization:
Notes payable, net of current portion	$1,958,883	$0
Liability to issue common stock, net of current portion	468,760	468,760
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,839,972 and 12,747,055 shares issued and outstanding at December 31, 2020; 20,896,845 and 20,803,928 shares issued and outstanding, as adjusted	$12,834	$20,891
Additional paid-in capital	25,465,007	41,436,952
Accumulated deficit	(15,045,783)	(15,045,783)
Non - controlling interest	(2,618,904)	(2,618,904)
Total stockholders’ equity	$7,813,154	$23,593,156
Total capitalization	$10,240,797	$24,061,916

The outstanding historical share information and additional paid-in capital in the table above is based on 12,747,055 shares of common stock outstanding as of December 31, 2020 and excludes, as of that date, the following:

●	249,902 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $4.04 per share, 64,250 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $1.19 per share, and 30,000 shares of common stock issuable upon the exercise of outstanding stock options at an exercise of $1.70 per share;

●	1,700,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $5.00 per share;

●	562,500 shares of common stock issuable upon the vesting of outstanding restricted stock units; and

●	93,348 shares of common stock reserved and available for issuance under our 2018 incentive compensation plan.

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DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the public offering price per share in this offering and our as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of December 31, 2020, our net tangible book value was approximately $(839,000), or $(0.07) per share.

After giving effect to the sale of 8,056,873 shares of our common stock in this offering at the public offering price of $2.11 per share, after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2020 would have been approximately $14.9 million. This represents an immediate increase in net tangible book value of $0.78 per share to existing stockholders and an immediate dilution of $1.39 per share to new investors purchasing shares of our common stock in this offering at the public offering price. The following table illustrates this per share dilution:

Public offering price per share		$2.11
Net tangible book value per share as of December 31, 2020	$(0.07)
Increase in net tangible book value per share after giving effect to this offering	0.78
As adjusted net tangible book value per share after giving effect to this offering		$0.72
Dilution per share to new investors in this offering		$1.39

If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, the as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $1.48 per share, and the dilution in net tangible book value per share to new investors purchasing shares of our common stock in this offering would be $0.63 per share.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the vesting of outstanding restricted stock units or the exercise of outstanding stock options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 12,747,055 shares of common stock outstanding as of December 31, 2020 and excludes, as of that date, the following:

●	249,902 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $4.04 per share, 64,250 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $1.19 per share, and 30,000 shares of common stock issuable upon the exercise of outstanding stock options at an exercise of $1.70 per share;

●	1,700,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $5.00 per share;

●	562,500 shares of common stock issuable upon the vesting of outstanding restricted stock units; and

●	93,348 shares of common stock reserved and available for issuance under our 2018 incentive compensation plan.

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SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the stockholder listed in the table below.

If the underwriters exercise their over-allotment option to purchase additional shares in full, the selling stockholder will sell 400,000 shares of our common stock in this offering.The following table sets forth, as of the date of this prospectus, information with respect to the beneficial ownership of our common stock by the selling stockholder, as adjusted, with respect to shares beneficially owned after the offering, to reflect the issuance and sale of shares of common stock by us and the sale of shares of common stock by the selling stockholder in this offering.

The percentage of common stock owned by the selling stockholder prior to this offering is based on 13,381,731 shares of common stock outstanding as of March 16, 2021. The percentage of common stock owned by the selling stockholder following this offering is based on (a) 21,438,604 shares of common stock outstanding if the underwriters do not exercise their option to purchase additional shares, and (b) 22,247,135 shares of common stock outstanding if the underwriters exercise their option to purchase additional shares in full. Information with respect to beneficial ownership is based on information obtained from such selling stockholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes no other purchases or sales of common stock.

Name and	Shares Beneficially Owned Prior to the Offering		Number of	Shares Beneficially Owned After the Offering (assuming no exercise of option)		Shares Beneficially Owned After the Offering (assuming full exercise of option)
Address of Selling Stockholder(1)	Number of Shares	Percentage	Shares Being Offered	Number of Shares	Percentage	Number of Shares	Percentage
Matthew C. Wallis, DC(2)	2,151,604	16.1%	400,000	2,151,604	10.0%	1,751,604	7.9%

(1)	The selling stockholder maintains a mailing address at c/o IMAC Holdings, Inc., 1605 Westgate Circle, Brentwood, TN 37027.

(2)	Matthew C. Wallis is our Co-Founder, Chief Operating Officer and a member of our Board of Directors. The number of shares in the table above represents 1,676,448 shares that Dr. Wallis acquired upon the founding of our company in March 2015 and 475,156 shares that he acquired at the time of the company’s initial public offering in February 2019.

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DESCRIPTION OF CAPITAL STOCK

General

We have 35,000,000 authorized shares of capital stock, par value $0.001 per share, of which 30,000,000 shares are common stock and 5,000,000 shares are preferred stock, all of which are undesignated.

We have the following issued and outstanding securities as of March 16, 2021:

●	13,381,731 shares of common stock;

●	249,902 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $4.04 per share, 64,250 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $1.19 per share, and 30,000 shares of common stock issuable upon the exercise of outstanding stock options at an exercise of $1.70 per share;

●	1,700,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $5.00 per share;

●	562,500 shares of common stock issuable upon the vesting of outstanding restricted stock units; and

●	93,348 shares of common stock reserved and available for issuance under our 2018 incentive compensation plan.

On March 16, 2021, the closing price of our common stock, as reported on the Nasdaq Capital Market, was $2.11 per share. As of March 16, 2021, there were 22 holders of record of our common stock. This number does not include the number of stockholders for whom shares are held in a “nominee” or “street” name.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our board of directors.

We refer you to our certificate of incorporation, bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. We do not currently have any outstanding shares of preferred stock.

Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Calling of special meetings of stockholders and action by written consent

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33 1/3% of the outstanding common stock. Stockholder owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our charter documents provide that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of certificate of incorporation and bylaws

The amendment of certain provisions (including the above provisions) of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.

Market Listing

Our common stock is traded on the Nasdaq Capital Market under the symbol IMAC.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer LLC, 237 West 37th Street, Suite 602, New York, NY 10018.

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UNDERWRITING

We and the selling stockholder are offering the shares of common stock described in this prospectus through the underwriters listed below. Kingswood Capital Markets, division of Benchmark Investments, Inc. (“Kingswood”) is acting as the lead underwriter of this offering. We have entered into an underwriting agreement with the underwriters. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their respective name below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than the shares covered by the over-allotment option described below unless and until this option is exercised.

Underwriters	Number of Shares
Kingswood Capital Markets, division of Benchmark Investments, Inc.
Total	8,056,873

Option to Purchase Additional Shares

We and the selling stockholder have granted the underwriters an option exercisable for 45 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 808,531 shares from us and 400,000 shares from the selling stockholder at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Underwriting Discount

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the public offering price, Kingswood may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arm’s-length negotiation between us, the selling stockholder, and the underwriters. We have agreed to sell the shares of common stock to the underwriters at the offering price of $ per share, which represents the public offering price of our shares set forth on the cover page of this prospectus less a 6.0% underwriting discount.

Our shares of common stock are offered subject to a number of conditions, including:

●	receipt and acceptance of our shares of common stock by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

We have been advised by Kingswood that the underwriters intend to make a market in our shares of common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

The following table shows the per share and total underwriting discount to be paid by us to the underwriters in this offering, assuming both no exercise and full exercise of the over-allotment option.

		Us				Selling Stockholder(1)
		No Exercise		Full Exercise		No Exercise		Full Exercise
Per Share	$		$		$		$
Total	$		$		$		$

(1) The underwriters have the option to purchase shares of common stock from the selling stockholder named in this prospectus.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $200,000. This includes $100,000 of fees and expenses of the underwriters. In accordance with FINRA Rule 5110, this reimbursement fee described in the preceding sentence is deemed underwriting compensation for this offering.

We and the selling stockholder have also agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Except as disclosed in this prospectus, the underwriters have not received, and will not receive, from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under its rule of fair price.

No Sales of Similar Securities

We and each of our directors and executive officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Kingswood Capital Markets, division of Benchmark Investments, Inc. for a period of 90 days after the date of the final prospectus. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Kingswood Capital Markets, division of Benchmark Investments, Inc.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

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In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our common stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of the underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriters. Other than the prospectus in electronic format, the information on the websites of the underwriters are not part of this prospectus.

Listing

Our common stock is traded on the Nasdaq Capital Market under the symbol IMAC.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

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Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. The underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

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Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. Our company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

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LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel. Lucosky Brookman LLP is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Daszkal Bolton LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, can also be accessed free of charge in the Investor Relations section of our website, which is located at https://imacregeneration.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, in addition to the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 4, 2019.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in the prospectus contained in this registration statement into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference in the prospectus contained in this registration statement, including exhibits to the document. You should direct any requests for documents to IMAC Holdings, Inc., 1605 Westgate Circle, Brentwood, Tennessee 37027, tel.: (844) 266-4622, Attention: Corporate Secretary.

We maintain a corporate website at http://www.imacregeneration.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

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8,056,873 Shares

Common Stock

PROSPECTUS

KINGSWOOD CAPITAL MARKETS

division of Benchmark Investments, Inc.

The date of this prospectus is                      , 2021

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and FINRA filing fee.

Nature of Expense	Amount
SEC registration fee	$2,133
FINRA filing fee	3,433
Accounting fees and expenses	15,000
Legal fees and expenses	60,000
Underwriters’ accountable expenses	100,000
Transfer agent fees and expenses	1,000
Printing and EDGAR expenses	3,000
Miscellaneous	15,434
Total	$200,000

Item 14. Indemnification of Directors and Officers.

In June 2018, we converted from a Kentucky limited liability company into a Delaware corporation and changed our name to IMAC Holdings, Inc. In connection with this conversion, we adopted a certificate of incorporation and bylaws and are now governed by the Delaware General Corporation Law, or the DGCL. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

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Article VI of our certificate of incorporation authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set forth in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

None

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statements or, as indicated, incorporated herein by reference.

Description
1.1	**	Form of Underwriting Agreement.
2.1		Agreement and Plan of Merger, dated as of April 1, 2019, by and among IMAC Holdings Inc., IMAC Management of Illinois, LLC, ISDI Holdings Inc., and Jason Hui (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2019).
2.2		Amendment to Agreement and Plan of Merger, dated as of April 19, 2019, by and among IMAC Holdings Inc., IMAC Management of Illinois, LLC, ISDI Holdings Inc., ISDI Holdings II, Inc., and Jason Hui (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2019).
2.3		Unit Purchase Agreement, dated as of March 1, 2018, by and among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
2.4		Agreement and Plan of Merger, dated as of June 29, 2018, by and among IMAC Management Services LLC and Clinic Management Associates of KY LLC (Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
2.5		Unit Purchase Agreement, dated as of July 31, 2018, by and among IMAC Holdings, Inc., Advantage Hand Therapy and Orthopedic Rehabilitation, LLC, and Charles Renner (Incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
2.6		Addendum to Agreement and Plan of Merger, dated as of August 31, 2018, by and among IMAC Management Services LLC and Clinic Management Associates of KY LLC (Incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
2.7		Addendum to Unit Purchase Agreement, dated as of August 31, 2018, by and among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC (Incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
3.1		Certificate of Incorporation of IMAC Holdings, Inc. filed with the Delaware Secretary of State on May 23, 2018 (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).

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3.2		Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 10, 2018).
3.3		Certificate of Correction of the Certificate of Incorporation of IMAC Holdings, Inc. filed with the Delaware Secretary of State on August 8, 2019 (Incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2019).
3.4		Bylaws of IMAC Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
4.1		Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
4.2		Form of Common Stock Warrant certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
4.3		Form of Warrant Agency Agreement between IMAC Holdings, Inc. and Equity Stock Transfer, LLC (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on December 3, 2018).
4.4		Form of Underwriters’ Unit Purchase Option (Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1/A filed with the SEC on February 8, 2019).
4.5		Description of the Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2020.
5.1	**	Opinion of Olshan Frome Wolosky LLP.
10.1	†	2018 Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.2		Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.3		Form of Securities Purchase Agreement between IMAC Holdings, LLC and investors listed therein (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.4		Management Services Agreement between IMAC Holdings, LLC and Integrated Medicine and Chiropractic Regeneration Center PSC (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.5		Promissory Note for $1,232,500, dated March 29, 2018, to Independence Bank of Kentucky (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.6		Commercial Line of Credit Agreement, dated May 1, 2018, between Integrated Medicine and Chiropractic Regeneration Center of St. Louis, LLC and Independence Bank of Kentucky (Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.7		Promissory Note for $2,000,000, dated June 1, 2018, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015 (Incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 17, 2018).
10.8	†	Employment Agreement, dated as of March 1, 2019, between IMAC Holdings, Inc. and Jeffrey S. Ervin (Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 10-K filed with the SEC on April 16, 2019).
10.9	†	Employment Agreement, dated as of March 1, 2019, between IMAC Holdings, Inc. and Matthew C. Wallis (Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 10-K filed with the SEC on April 16, 2019).
10.10	†	Employment Agreement, dated as of April 19, 2019, between IMAC Holdings, Inc. and Jason Hui (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2019).
10.11		Amendment to the 10.00% Promissory Note Due December 31, 2019, dated June 28, 2019, by and between IMAC Holdings, Inc. and Edward S. Bredniak (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2019).

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10.12		Lease, dated as of March 1, 2019, by and between Advantage Therapy, LLC and Sagamore Hill Development Company, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).
10.13		Purchase Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2019).
10.14		Registration Rights Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2019).
10.15		Amended and Restated Term Note, dated as of September 19, 2019, made by Progressive Health and Rehabilitation, LTD in favor of PNC Bank, National Association (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2019).
10.16		Form of 10% Promissory Note issued by IMAC Holdings, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2020).
10.17	†	Employment Agreement, dated as of October 1, 2018, between IMAC Holdings, Inc. and Sheri Gardzina (Incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2020).
21.1		List of subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2020).
23.1	**	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2	*	Consent of Daszkal Bolton LLP, independent registered public accountants.
24.1		Power of Attorney (set forth on the Signature Page of this Registration Statement).

Unless otherwise indicated, exhibits were previously filed.
*	Filed or furnished herewith.
**	To be filed by amendment.
†	Denotes management contract or compensatory plan or agreement.

(b) Financial Statement Schedule.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 17th day of March 2021.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Jeffrey S. Ervin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Ervin	Chief Executive Officer (principal executive	March 17, 2021
Jeffrey S. Ervin	officer) and Director

/s/ Matthew C. Wallis, DC*	Chief Operating Officer and Director	March 17, 2021
Matthew C. Wallis, DC

/s/ Sheri Gardzina	Chief Financial Officer and Corporate Secretary	March 17, 2021
Sheri Gardzina	(principal financial and accounting officer)

/s/ Maurice E. Evans*	Director	March 17, 2021
Maurice E. Evans

/s/ Michael D. Pruitt*	Director	March 17, 2021
Michael D. Pruitt

/s/ Cary W. Sucoff*	Director	March 17, 2021
Cary W. Sucoff

*By /s/ Jeffrey S. Ervin		March 17, 2021
Jeffrey S. Ervin
Attorney-in-Fact